Exhibit 10.22

RETENTION BONUS AGREEMENT AMENDMENT

THIS RETENTION BONUS AGREEMENT AMENDMENT (this “Agreement”) is made and entered into this 19 day of January, 2024, by and between the undersigned employer entity (the “Company”) and the undersigned employee of the Company (the “Employee”) and sets forth the terms and conditions for certain bonus payments made by the Company to the Employee.

WHEREAS, Employee and Company previously entered into that certain Retention Bonus Agreement, dated as of May 23, 2023 (the “Existing Bonus Agreement”),

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Employee hereby agree as follows:

1.

This Agreement hereby amends the Existing Bonus Agreement. Capitalized terms used herein but not defined herein shall have the meaning given such term in the Existing Bonus Agreement. Except as herein expressly amended, the Existing Bonus Agreement is ratified and confirmed in all respects and shall remain in full force and effect.

2.	Compensation

a.	Within thirty days after the execution of this Agreement, the Company will pay Employee a retention sign-on bonus in the amount of $200,000 (the “2024 Signing Bonus”).

b.

Employee shall receive an equity grant under the in the Company’s management incentive plan (the “Plan”) in the amount of 5,000 performance-based restricted stock units and all other terms relating to such equity grant (except as provided otherwise in this Agreement) shall be governed by the applicable Restricted Stock Unit Award Agreement (the form of which is attached hereto) (such grants, the “RSU Grant”, and such agreements, the “Award Agreements”). Subsequent to the RSU Grant, Employee may be eligible for additional compensatory equity grants at the sole discretion of the Board or the Compensation Committee. This Agreement provides that the RSU Grant could be forfeited in certain circumstances, which are in addition to the forfeiture circumstances described in the applicable Award Agreement.

i.

In the event this Agreement provides that the Employee forfeits any vested RSU Grants in such circumstances but Employee has already disposed of the shares or cash received in respect of such vested RSU Grants, Employee shall pay back to the Company an amount equal to the value of such vested RSU Grants at the time of vesting.

ii.

In the event any Award Agreement becomes null and void pursuant to the terms of the applicable Award Agreement on the basis that the Grant Effective Date (as defined therein) did not occur prior to the twelve month anniversary thereof, then the Company shall issue a replacement Restricted Stock Unit Award Agreement to Employee as of such date on the same terms as the applicable void Award Agreement, with the Grant Effective Date condition removed.

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c.	This Agreement does not impact any compensation or other benefits that Company and Employee have previously agreed to.

3.	The 2024 Signing Bonus is not due or payable unless the Employee is employed by the Company on the date such bonus is paid by the Company.

4.	If the Employee elects to terminate his/her employment with the Company such that the Employee’s last date of employment with the Company is on or after the end of the:

•	Extended Committed Time Period (defined below),

and the Employee gives the Company less than:

•	90 days’ advance notice of the Employee’s last day of employment with the Company,

then the Employee hereby agrees to promptly pay back to the Company (or forfeit, as applicable):

•

all Safety Targets Bonuses the Employee has received from the Company within 12 months of the Employee’s last day of employment (including any bonus payment that may be in process on or around the Employee’s last day of employment), plus

•	any performance based vested and unvested RSU Grants, plus

•	the 2024 Signing Bonus the Employee received from the Company, and the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay back any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay back any bonus to the Company under this Section 4, the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his job duties or intentionally avoids doing his or her job duties, the parties agree that such refusal would constitute the Employee electing to terminate his employment with the Company.

5.	The Employee hereby commits to work full time for the Company until at least

•	December 31, 2026 (the “Extended Committed Time Period”) in the same capacity in which Employee currently is employed by the Company (i.e., as COO or co-COO).

The Employee hereby agrees that if the Employee voluntarily terminates his/her employment with the Company (or is terminated by the Company for “Cause” defined below), except if Employee resigns for “Good Reason” defined below), prior to the end of the Committed Time Period, then the Employee will promptly pay back to the Company (or forfeit, as applicable):

•	The 2024 Signing Bonus, plus

•	forfeit any performance-based vested and unvested RSU Grants; and

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the Company shall have the right to withhold (as an offset against any obligation for the Employee to pay any such amounts to the Company) any regular and/or special compensation payments that have not yet been paid by the Company to the Employee up to the amount of any such payment owed to the Company. In the event the Employee needs to pay back any money to the Company under this Section the Employee agrees to pay such amounts to the Company on or before the Employee’s last day of employment. In the event the Employee refuses to do his job duties or intentionally avoids doing his or her job duties, the parties agree that such refusal would constitute the Employee electing to terminate Employee’s his employment with the Company.

Termination for “Cause” means any of the following:

(i)

Employee’s commission of theft, embezzlement, any other act of dishonesty relating to Employee’s employment or service, or any willful violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over Employee or the Company; or

(ii)	Employee’s conviction of, or Employee’s plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; or

(iii)

A determination by the Board that Employee has materially breached this Agreement or the Business Protection Agreement where such breach is not remedied within ten (10) business days after written demand by the Board for substantial performance is received by Employee which identifies the manner in which the Board believes Employee has so breached this Agreement; or

(iv)	Employee’s failure to perform the reasonable and customary duties of his position with the Company or comply with any lawful, written directive by the Board.

(v)

Employee’s commission of any act or engagement in any activity which subjects Employee or the Company to public disrepute, contempt, scandal or ridicule, or which might cause reputational or financial harm to the Company.

Resignation by Employee for “Good Reason” means, without Employee’s consent, the occurrence of any of the following:

(i)	A material diminution in Employee’s Base Salary (other than in connection with an across-the-board reduction effecting similarly-situated executives of the Company);

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(ii)

A material diminution in Employee’s duties and responsibilities to the Company following the date of this Agreement (for the avoidance of doubt, Employee’s sharing of some of his duties and responsibilities with a co-COO shall not constitute Good Reason);

(iii)	A relocation of Employee’s principal place of employment by more than 50 miles from Employee’s principal place of employment.

Provided, however, that the foregoing conditions will constitute Good Reason only if

(i)	Employee provides written notice to the Company within 30 days following the initial existence of the condition(s) constituting Good Reason, and

(ii)	the Company fails to cure such condition(s) within 30 days after receipt from Employee of such notice, and

(iii)	Employee resigns for Good Reason no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.

Employee acknowledges that, in the event the Employee voluntarily terminates his employment with the Company (or is terminated by the Company for cause) prior to May 23, 2025, then the Employee will make the payments set forth in such Section 3 of the Existing Bonus Agreement in addition to the repayment obligations set forth in this Section 5.

The Employee agrees that the terms of this Agreement (including any possible payment obligations of the Employee) are reasonable, and further acknowledges that he or she has carefully considered the terms thereof and the amounts of possible payment obligations of Employee and has concluded such terms and payments (should Employee have to pay make any such payments) do not and would not inhibit Employee’s ability to seek other employment.

6.

Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action, proceeding, cause of action or counterclaim that may arise between Employee and the Company or any of its affiliates (i) in connection with this agreement, or (ii) relating to the Employee’s employment with the Company, or the separation or termination of such employment. Each party certifies and acknowledges that (a) no representative of the other party has represented, expressly or otherwise, that the other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) it has considered the implications of this waiver, and (c) it makes this waiver knowingly and voluntarily.

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The undersigned hereby agree to be bound by this Agreement.

PHI Group, Inc.		Paul Julander

By:	/s/ Scott McCarty	Signature:	/s/ Paul Julander

Name:	Scott McCarty	Date:	01/19/2024

Its:	CEO

Date:	1/19/24

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